UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

January 12, 2001

Date of Report (Date of earliest event reported)

PORTOLA PACKAGING, INC.

(Exact name of registrant as specified in its charter)

Delaware	033-95318	94-1582719

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

890 Faulstich Court, San Jose, CA 95112

(Address of principal executive offices, including zip code)

(408) 453-8840

(Registrant’s telephone number, including area code)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

      On January 12, 2001, Northern Engineering and Plastics Corporation (“Nepco”), a Delaware corporation and a wholly-owned subsidiary of Portola Packaging, Inc. (the “Registrant”), acquired substantially all of the assets of Consumer Cap Corporation, a Pennsylvania corporation (“Consumer Cap”). Consumer Cap was a manufacturer of plastic caps serving primarily the dairy industry in North America.

      Under the terms of the Asset Purchase Agreement (the “Purchase Agreement”), dated as of December 30, 2000, by and among the Registrant, Consumer Cap, the shareholders of Consumer Cap and certain other third parties, the purchase price paid for the assets of Consumer Cap, following adjustment under the terms of the Purchase Agreement, was approximately $5.05 million. The purchase price consisted of (i) cash payments in the amount of approximately $3.74 million, (ii) the assumption of certain indebtedness of Consumer Cap payable to a bank in the amount of approximately $452,863 and (iii) 121,428 shares of the Registrant’s Class B Common Stock, Series 1, valued solely for purposes of the asset acquisition at Seven Dollars ($7.00) per share, for a Common Stock payment of approximately $850,000 in the aggregate. Of the $5.05 million purchase price amount, approximately $412,390 of the cash portion of the purchase price has been allocated to a non-compete agreement entered into with the founder of Consumer Cap, and is payable monthly over the five-year term of the agreement commencing on the date of closing.

      In addition to the purchase price described above, Nepco assumed in full, subject to certain limited exceptions, the trade payables obligations of Consumer Cap. Under the terms of the Purchase Agreement, in the event that these trade payables obligations exceed $2.33 million, then the purchase price payable under the Agreement, as adjusted, will be further adjusted and reduced on a dollar-for-dollar basis. (While not anticipated, in the event that the trade payables obligations are less than $2.33 million, then the purchase price payable under the Agreement will be adjusted upwards on a dollar-for-dollar basis.) Any such reduction in the purchase price will be funded from amounts deposited in escrow at closing. The escrow funds consist of amounts payable for the first year following closing under the non-compete agreement described above, as well as amounts payable for the first year following closing under a separate non-compete agreement entered into with another principal of Consumer Cap (approximately $112,500 in the aggregate, in cash), and 60,714 of the Registrant’s shares of Class B Common Stock (one-half of the Common Stock paid as part of the purchase price). The funds deposited in escrow also are available to satisfy any claims for indemnification to which Nepco and the Registrant are entitled under the terms of the Purchase Agreement.

      Nepco also assumed certain ongoing lease obligations of Consumer Cap under a third party lease of equipment and the lease by Consumer Cap of its facilities located in Phoenix, Arizona. These future payment obligations total approximately $1.10 million and are not subject to the $2.33 million cap on trade payables described above.

      As part of the asset acquisition, Consumer Cap agreed to the entry of a consent judgment admitting that it infringed certain of the Registrant’s closure patents, such closure patents having been the subject of litigation between the Registrant and Consumer Cap.

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS (continued)

      Other agreements entered into in connection with the closing included a three-year term lease agreement, at market rates, entered into with the founder of Consumer Cap for the facilities of Consumer Cap located in New Castle, Pennsylvania, a supply agreement for certain equipment fabrication and repair services to be performed by an affiliated company of the founder of Consumer Cap (such company also received reimbursement in cash at closing in the amount of approximately $100,000 for certain services performed by it on behalf of Consumer Cap prior to closing), the escrow agreement and the two non-compete agreements already described above, and certain loan documentation related to the assumption by Nepco of the bank indebtedness of Consumer Cap in the amount of approximately $452,863. Under the terms of the assumption of such indebtedness, amounts due with respect to this loan amount are paid automatically from the accounts receivable of Consumer Cap, and it is anticipated that this debt amount will have been repaid in full by the end of January 2001. (No further amounts will be borrowed by Nepco under this loan arrangement following payment in full of the amounts due thereunder.)

      Nepco is a “restricted subsidiary” of the Registrant under the terms of the indenture relating to the Registrant’s $110 million of senior notes outstanding and under the terms of the Registrant's $50 million senior revolving credit facility. Restricted subsidiary status under these instruments generally affords the Registrant greater flexibility in financing the operations of the subsidiary. The consent of the Registrant's lenders under its senior revolving credit facilities was obtained in connection with the transaction; no consent was required to be obtained by the Registrant under the terms of the indenture. The lenders under the Registrant’s senior revolving credit facility have a security interest in all of the assets of Consumer Cap acquired by Nepco.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

      (a) Financial Statements of Business Acquired

      (b) Pro Forma Financial Information

It is not practicable to provide the financial statements and the pro forma financial information concerning the business acquired under the Purchase Agreement on the date that this report is being filed with the Securities and Exchange Commission. The required financial statements and pro forma financial information will be filed by amendment to this report on Form 8-K as soon as practicable, but in any event not later than 60 days after this report is being filed.

      (c) Exhibits

Exhibit Number	Description

2.01	Asset Purchase Agreement, dated as of December 30, 2000, by and among the Registrant, Consumer Cap Corporation, the shareholders of Consumer Cap Corporation and certain other third parties.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Portola Packaging, Inc. a Delaware corporation

Date: January 29, 2001	By: /s/ Dennis L. Berg

Dennis L. Berg, Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.01	Asset Purchase Agreement, dated as of December 30, 2000, by and among the Registrant, Consumer Cap Corporation, the shareholders of Consumer Cap Corporation and certain other third parties.